EXHIBIT 99.1

                               TRENWICK GROUP LTD.
                2001 NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

     1. Purpose. The purpose of the Trenwick Group Ltd. 2001 Non-Employee Director Equity Incentive Plan (the "Plan") is to promote the interests of Trenwick Group Ltd. (the "Company") and its shareholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

     2. Definitions. As used in the Plan, the following definitions apply to the terms indicated below:

     (a) "Award Agreement" shall mean the written agreement between the Company and an Eligible Director evidencing an option.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Business Day" shall mean each day that the New York Stock Exchange, Inc. (or such other exchange on which the Common Shares are principally traded on the date of reference) is open for the transaction of business.

     (d) "Cause" when used in connection with the termination of an Eligible Director's status as a Director of the Company, shall mean (i) the willful and continued failure by the Eligible Director substantially to perform his or her duties and obligations to the Company (other than any such failure resulting from his incapacity due to physical or mental illness) or (ii) the willful engaging by the Eligible Director in misconduct which is materially injurious to the Company. For purposes of this Section 2(d), no act, or failure to act, on an Eligible Director's part shall be considered "willful" unless done, or omitted to be done, by the Eligible Director in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. The Board shall determine whether a termination of an Eligible Director's status as a Director of the Company is for Cause.

     (e) "Change in Control" shall mean any of the following occurrences:

         (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
              Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

         (ii) during any period of not more than two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board or nomination for election was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

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        (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

         (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (g) "Commencement Date" shall mean the first Business Day of each Offering Period.

     (h) "Committee" shall mean the Compensation Committee of the Board. The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Exchange Act (or who satisfies any other criteria for administering employee benefit plans as may be specified by the Securities and Exchange Commission in order for transactions under such plan to be exempt from the provisions of Section 16(b) of the Exchange
         Act).

     (i) "Common Shares" shall mean the common shares of the Company, par value $0.10 per share.

     (j) "Director" shall mean each member of the Company's Board.

     (k) "Disabled" shall mean a disability within the meaning of Section 22(e)
         (3) of the Code.

     (l) "Eligible Director" shall mean each Director who is not otherwise an employee of the Company or any subsidiary of the Company.

     (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

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     (n) "Fair Market Value" of a Common Share, as of a date of determination, shall mean (i) the closing sales price per Common Share on the national securities exchange on which such shares are principally traded for the last preceding date on which there was a sale of such shares on such exchange, or (ii) if the Common Shares are not listed or admitted to trading on any such exchange, the closing price as reported by the Nasdaq Stock Market for the last preceding date on which there was a sale of such shares on such exchange, or (iii) if the Common Shares are not then listed on the Nasdaq Stock Market, the average of the highest reported bid and lowest reported asked prices for the Common Shares as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market, or (iv) if the Common Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as determined by the Committee in good faith.

     (o) "Offering" shall mean any proposal made in accordance with the terms and conditions of the Plan permitting Eligible Directors to purchase Common Shares under the Plan during an Offering Period.

     (p) "Offering Period" means each period which begins on a Commencement Date and ends on a Purchase Date during which Eligible Directors may purchase Common Shares pursuant to an Offering under the Plan.

     (q) "Purchase Date" shall mean the last Business Day of each Offering
          Period.

     (r) "Unrestricted Shares" shall mean all Common Shares purchased by an Eligible Director pursuant to Section 7 of the Plan following the earliest to occur of the following events:

         (i) the six month anniversary of the Purchase Date related to such Common Shares or, with respect to any additional Common Shares received pursuant to a stock split or stock dividend of any Common Shares in an Eligible Director's account, the six month anniversary of the date of acquisition;

         (ii) a Change in Control of the Company; or

        (iii) the Eligible Director ceases to be a Director of the Company for any reason other than for Cause.

     3. Shares Subject to the Plan. Subject to adjustment as provided in Section 8, the total number of Common Shares of the Company for which options may be granted or which may be purchased under the Plan shall be 100,000 Common Shares (the "Shares"). The Shares shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the Shares subject to, but not delivered under, such option may become available for that grant of other options or for sale under the Plan. No shares delivered to the Company in full or partial payment of an option exercise price payable pursuant to Section 6(c) shall become available for the grant of other options or for sale under the Plan.

     4. Administration of the Plan. The Plan shall be administered by the Committee, subject to Sections 11 and 12. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable.

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     5. Participation in the Plan.  Each Eligible Director shall be eligible to participate in the Plan.

     6. Options. Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

         (a) Option Agreements. Each option granted under the Plan shall be evidenced by an Award Agreement duly executed on behalf of the Company and by the Eligible Director to whom such option is granted and dated as of the applicable date of grant. Each Award Agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Committee using either manual or facsimile signature. Each Award Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Award Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

         (b) Option Grant Size and Grant Dates.

              (i) Initial Grants. An option to purchase 3,000 Shares, as adjusted pursuant to Section 8 (an "Initial Grant"), shall be granted to each Eligible Director immediately following the Annual Meeting at which such Director is first elected to be a Director or at the close of business on the day upon which such Eligible Director is first appointed by the Board to be a Director, whichever first occurs; provided, that if an Eligible Director who previously received an Initial Grant terminates service as a Director and is subsequently elected or appointed to the Board, such Director shall not be eligible to receive a second Initial Grant, but shall be eligible to receive only Annual Grants as provided in Section 6(b)(ii).

              (ii) Annual Grants. An option to purchase 1,000 Shares, as adjusted pursuant to Section 8 (an "Annual Grant"), shall be granted automatically each year, immediately following the Annual Meeting, to each Director who is an Eligible Director at such time.

         (c) Option Exercise Price. Each Award Agreement shall state the exercise price per share of the Common Shares to which it relates. The exercise price per Common Share subject to an option shall not be less than 100% of the Fair Market Value per Common Share at the close of business on the day of the grant of the option.

         (d) Vesting; Exercisability. An option granted immediately following an Annual Meeting shall vest and become nonforfeitable on the earlier to occur of (a) the day of the next Annual Meeting or (b) a Change in Control of the Company, in each case if the optionee has continued to serve as a Director until such time. An option granted other than immediately following an Annual Meeting shall vest and become nonforfeitable on the earlier to occur of (i) the first annual anniversary of the day on which such option was granted or (ii) a Change of Control of the Company, in each case if the optionee has continued to serve as a Director until such time. An option shall on that day and thereafter be exercisable, subject only to Section 6(g).

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         (e) Time and Manner of Option Exercise. Any vested and exercisable option is exercisable in whole or in part at any time or from time to time during the option period by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full of the option exercise price for the number of Shares to be purchased and by the payment or making provision satisfactory to the Company for the payment of any taxes which the Company is obligated to collect with respect to the issue or transfer of the Shares upon such exercise. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the option as to such number of Shares. No option may at any time be exercised with respect to a fractional Share.

         (f) Payment of Exercise Price. Payment of the option exercise price may be in cash or by bank-certified, cashier's, or personal check or payment may be in whole or part by:

              (i) transfer to the Company of Common Shares having a Fair Market
                  Value equal to the option exercise price at the time of such exercise, or

             (ii) delivery of instructions to the Company to withhold Shares that would otherwise be issued on such exercise of the option having a Fair Market Value at the time of such exercise equal to the total option exercise price of the options being exercised.

     If the Fair Market Value of the number of whole Common Shares transferred or the number of whole option Shares surrendered is less than the total exercise price of the option being exercised, the shortfall must be made up in cash or other form of payment as permitted under this Section 6(f).

         (g) Term of Options. Each option shall expire ten years from its date of grant, but shall be subject to earlier termination as follows.

              (i) In the event of the death of an optionee while the optionee is a Director, the then-outstanding options of such optionee that have vested pursuant to Section 6(d) shall be exercisable for one year from the date of the death of the optionee or until the stated grant expiration date, whichever is earlier, by his/her successors in interest, in accordance with the paragraph below. However, all options which have been granted, but have not vested pursuant to Section 6(d), shall automatically expire and shall not be exercisable.

              (ii) In the event of the termination of an optionee's service as a
                  Director by the Board for Cause, the Committee in its sole discretion can cancel the then-outstanding options of such optionee, including those options which have vested pursuant to Section 6(d), and such options shall automatically expire and become non-exercisable on the effective date of such termination.

     Exercise of a deceased optionee's options that are still exercisable shall be by the estate of such optionee or by a person or persons whom the optionee has designated in writing filed with the Company, or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

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         (h) Transferability. The right of any optionee to exercise an option granted under the Plan shall, during the lifetime of such optionee, be exercisable only by that optionee or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a "QDRO") and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution or a QDRO.

         (i) Limitation of Rights. Neither the recipient of an option under the Plan nor an optionee's successor or successors in interest shall have any rights as a shareholder of the Company with respect to any Shares subject to an option granted to such person until the date of issuance of a certificate for such Shares.

         (j) Regulatory Approval and Compliance. The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan or to record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Committee the approval of all regulatory bodies deemed necessary by the Committee and without complying, to the Committee's complete satisfaction, with all rules and regulations under federal, state, or local law deemed applicable by the Committee.

         (k) Tax Withholding. Eligible Directors participating in the Plan, upon exercise of any options pursuant to the Plan, may instruct the Company to withhold option Shares that would otherwise be issuable upon such exercise to cover applicable withholding taxes based upon the difference between the Fair Market Value on the date of exercise of the Shares underlying the options being exercised and the exercise price of such options.

         (l) Nonstatutory Stock Options. All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

     7.  Stock Purchases.   Each Eligible Director under the Plan shall be
entitled to purchase shares from the Company in accordance with the following terms:

         (a) Offerings. The Plan shall be implemented by a series of Offerings to all Eligible Directors, the duration and frequency of which will be specified from time to time by the Committee.

         (b) Purchase Price. Each Offering shall permit each Eligible Director to purchase on the Purchase Date Common Shares at a purchase price per share which shall be the lower of (i) 85% of the Fair Market Value of the Common Shares on the Commencement Date, or (ii) 85% of the Fair Market Value of the Common Shares on the Purchase Date.

         (c) Duration of Offering Periods. No Offering Period pursuant to the Plan shall be for a period greater than 12 months from the Commencement Date.

         (d) Restrictions on Shares. Common Shares purchased by an Eligible Director under this Section 7 shall not be sold, transferred or otherwise disposed of, and shall not be pledged or otherwise hypothecated until such time as they shall become Unrestricted Shares. The Board, in its sole discretion, may remove any or all of the restrictions on the Common Shares established by this Section 7(d), at any time, for any Eligible Director or any group of Eligible Directors.

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         (e) Vesting. Common Shares purchased by an Eligible Director under this
     Section 7 shall vest and become nonforfeitable at such time as they shall become Unrestricted Shares or the restrictions related to such Common
     Shares shall be otherwise removed by the Board pursuant to Section 7(d). In the event of the termination of an Eligible Director's service as a Director by the Board for Cause, the Committee in its sole discretion can cancel the issuance of those Common Shares purchased by such Director pursuant to this Section 7 which have not yet become Unrestricted Shares and such Director shall have no further rights with respect to such Common Shares as of effective date of such termination.

         (f) Dividends. Dividends paid in cash on Common Shares held in an Eligible Director's account prior to becoming Unrestricted Shares shall be distributed to such Eligible Director as soon as practicable. Dividends on such Common Shares paid in Common Shares or stock splits of the Common Shares shall be credited to the accounts of Eligible Directors. Dividends paid on such Common Shares in property other than cash or Common Shares shall be distributed to Directors as soon as practicable.

         (g) Voting. An Eligible Director shall have the right to vote all Common Shares purchased pursuant to this Section 7, whether or not such Common Shares have become Unrestricted Shares.

     8. Capital Adjustments. The aggregate number and class of Shares subject to and authorized by the Plan, the number and class of Shares with respect to which an option may be granted to an Eligible Director under the Plan as provided in
Section 6, the number and class of Shares subject to each outstanding option, the exercise price per share specified in each such option and the number of shares which may be purchased pursuant to Section 7 shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a split-up or consolidation of shares or any like capital adjustment or the payment of any share dividend, or other increase or decrease in the number of such Shares effected without receipt of consideration by the Company.

     9. Expenses of the Plan. All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such expenses shall be charged to any optionee.

     10. Effective Date and Duration of the Plan. The Plan shall be effective as of the date of approval by the Company's shareholders. The Plan shall continue in effect until it is terminated by action of the Board or the Company's shareholders, but such termination shall not affect the terms of any then-outstanding options issued pursuant to Section 6 or Common Shares purchased pursuant to Section 7.

     11. Termination and Amendment of the Plan. The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), no amendment shall be made more than once every six months that would change the amount, price or timing of the Initial and Annual Grants or the price at which the Common Shares are purchased, other than to comport with changes in the Code, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under the Rule 16b-3, no amendment shall be made without the approval of the Company's shareholders that would (a) materially increase the number of Shares that may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) otherwise materially increase the benefits accruing to participants under the Plan.

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     12. Compliance with Rule 16b-3. Other provisions of the Plan notwithstanding, neither the Committee nor any other person (other than an Eligible Director acting in conformity with the terms of the Plan) shall have any discretionary authority to make determinations regarding the Plan required by Rule 16b-3 to be afforded exclusively to "disinterested persons" as defined thereunder.

     13. Limitation as to Directorship. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.